MLA No. RI1304

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT is entered into as of         July 29            , 2014, between AGSTAR FINANCIAL SERVICES, FLCA (the “Lead Lender”) and HERON LAKE BIOENERGY, LLC, Heron Lake, Minnesota (the “Company”).

BACKGROUND

From time to time Lead Lender may make loans to the Company. In order to reduce the amount of paperwork associated therewith, Lead Lender and the Company would like to enter into a master loan agreement. For that reason, and in consideration of Lead Lender making one or more loans to the Company, Lead Lender and the Company agrees as follows:

SECTION 1.    Supplements. In the event the Company desires to borrow from Lead Lender and Lead Lender is willing to lend to the Company, or in the event Lead Lender and the Company desire to consolidate any existing loans hereunder, the parties will enter into a Supplement to this agreement (a “Supplement”). Each Supplement will set forth the amount of the loan, the purpose of the loan, the interest rate or rate options applicable to that loan, the repayment terms of the loan, and any other terms and conditions applicable to that particular loan. Each loan will be governed by the terms and conditions contained in this agreement and in the Supplement relating to the loan.[MAP_MRESTATE02]

SECTION 2.    Sale of Participation Interests and Appointment of Administrative Agent. The Company acknowledges that concurrent with the execution of this Master Loan Agreement and related Supplements, Lead Lender is selling a participation interest in this Master Loan Agreement and Supplements to CoBank, FCB, an affiliate of CoBank, ACB. Pursuant to an Administrative Agency Agreement and Intercreditor Agreement dated of even date herewith (“Agency Agreement”), Lead Lender has appointed CoBank, ACB (“CoBank”) to act as Administrative Agent (“Agent”) to act in place of Lead Lender hereunder and under the Supplements and any security documents to be executed thereunder. All funds to be advanced hereunder shall be made by Agent, all repayments by the Company hereunder shall be made to Agent, and all notices to be made to Lead Lender hereunder shall be made to Agent. Agent shall be solely responsible for the administration of this agreement, the Supplements and the security documents to be executed by the Company thereunder and the enforcement of all rights and remedies of Lead Lender hereunder and thereunder. The Company acknowledges the appointment of Agent and consents to such appointment.

SECTION 3.    Availability. Loans will be made available on any day on which Agent and the Federal Reserve Banks are open for business upon the telephonic or written request of the Company. Requests for loans must be received no later than 12:00 Noon Company’s local time on the date the loan is desired. Loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company. The Company shall furnish to Agent a duly completed and executed copy of any wire and telephone transfer forms, and Agent shall be entitled to rely on (and shall incur no liability to the Company in acting on) any request or direction furnished in accordance with the terms thereof.

Master Loan Agreement RI1304                                    -2-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

SECTION 4.    Repayment. The Company's obligation to repay each loan shall be evidenced by the promissory note set forth in the Supplement relating to that loan or by such replacement note as Agent shall require. Agent shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the loans. All payments shall be made by wire transfer of immediately available funds, by check, or by automated clearing house or other similar cash handling processes as specified by separate agreement between the Company and Agent. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of CoBank (or to such other account as Agent may direct by notice). The Company shall give Agent telephonic notice no later than 12:00 Noon Company’s local time of its intent to pay by wire and funds received after 3:00 p.m. Company’s local time shall be credited on the next business day. Checks shall be mailed to CoBank, Department 167, Denver, Colorado 80291‑0167 (or to such other place as Agent may direct by notice). Credit for payment by check will not be given until the later of: (A) the day on which Agent receives immediately available funds; or (B) the next business day after receipt of the check.

SECTION 5.    Capitalization.

(A) CoBank Equity. The Company agrees to acquire equity in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Company may be required to purchase in connection with a loan may not exceed the maximum amount permitted by the Bylaws at the time the Supplement relating to such loan is entered into or such loan is renewed or refinanced by CoBank. The rights and obligations of the parties with respect to such equity and any patronage or other distributions made by CoBank shall be governed by CoBank’s Bylaws and Capital Plan (as each may be amended from time to time).

(B) Lead Lender Equity.

(1)     Association Membership: The Company agrees to purchase and maintain stock or participation certificates in Lead Lender or Lead Lender’s parent association, as applicable, in amounts as may be required from time to time under the Capital Plan adopted by the Board of Directors of Lead Lender or Lead Lender's parent association, pursuant to applicable Bylaws.

(2) Voting Stockholder: Steve Christensen, CEO is authorized by the Company to exercise any voting rights in Lead Lender or Lead Lender's parent association, subject to applicable Bylaws, and to receive effective interest rate disclosures, unless otherwise agreed in writing between the parties.

SECTION 6.    Security. The Company’s obligations under this agreement, all Supplements (whenever executed), and all instruments and documents relating to any Hedging Transaction (as defined below), and all instruments and documents contemplated hereby or thereby, shall be secured by a statutory first lien on all equity which the Company may now own or hereafter acquire in CoBank and/or Lead Lender (including Lead Lender’s parent company, as applicable). In addition, the Company's obligations under each Supplement (whenever executed), this agreement and all agreements or

Master Loan Agreement RI1304                                    -3-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

documents relating to any Hedging Transaction (as defined below) shall be secured by a first lien (subject only to exceptions approved in writing by Agent) pursuant to all security agreements, mortgages, and deeds of trust executed by the Company in favor of Agent, on behalf of Lead Lender and CoBank, whether now existing or hereafter entered into. As additional security for those obligations, the Company agrees to grant to Agent, on behalf of Lead Lender and CoBank, by means of such instruments and documents as Agent shall require, a first priority lien on: (A) such of its other assets, whether now existing or hereafter acquired, as Agent may from time to time require; and (B) all realty which the Company may from time to time acquire after the date hereof. Lead Lender may at its discretion assign collateral to the Agent under the Agency Agreement.

“Hedging Transaction” shall mean any interest rate swap, hedge, cap, collar or similar agreement or arrangement entered into between the Company and CoBank, designed to protect the Company against fluctuations in interest rates.

SECTION 7.    Conditions Precedent.

(A)    Conditions to Initial Supplement. Lead Lender’s obligation to extend credit under the initial Supplement hereto is subject to the conditions precedent that Agent receive, in form and content satisfactory to Agent, each of the following:

(1)    This Agreement, Etc. A duly executed copy of this agreement and all instruments and documents contemplated hereby.

(2)    Guaranty and Related Documents. (a) Guarantee of payment from HLBE Pipeline Company, LLC (the "Guarantor");[MAP_AND8] (b) such certified board resolutions, evidence of incumbency, and other evidence as Agent may require that the guarantee and all instruments and documents executed in connection therewith have been duly authorized and executed; and (c) Security Agreements granting to Lead Lender a first lien on all personal property of the Guarantor, whether now existing or hereafter acquired.

(3)    Proof of Insurance. A certificate of insurance listing CoBank, as Agent for the Lead Lender and CoBank, as mortgagee and lender loss payee under the insurance policies required to be maintained by the Company pursuant hereto.

(4)    Security Agreement. A security agreement granting to Agent, on behalf of Lead Lender and CoBank, a first lien (subject only to exceptions approved in writing by Agent) on all personal property of the Company[MAP_EXCEPT3], whether now owned or hereafter acquired.

(5)    Mortgage. An executed mortgage to Agent, on behalf of Lead Lender and CoBank in the face amount of $28,000,000.00 ("Mortgage") on the Company's property located in Jackson County, Minnesota (the "Company Property").

(6)    Title Commitment. A commitment from a title insurance company acceptable to Agent to issue an ALTA lender’s policy of title insurance in the face amount of $28,000,000.00 insuring

Master Loan Agreement RI1304                                    -4-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

the Mortgage to Lead Lender as a first priority lien on the Company Property (the "Title Policy"), subject only to exceptions approved in writing by Agent. The Company agrees to pay the cost of such commitment.

(7)    Appraisal. An appraisal of the Company Property by a licensed, independent appraiser that reflects a minimum asset valuation of $48,000,000.00.

An appraisal on the Company’s real property, plant and equipment, in form and content acceptable to Lead Lender and Agent. Provided further, the aggregate of all term loan commitments provided by Agent secured by the appraised real property, plant and equipment and, in the case of term loan supplements with expired commitments, the outstanding balances thereunder, will not exceed 65% of the appraised value (as adjusted by Agent in its sole discretion following review of the appraisal and consultation with the Company) of the Company’s real property, plant and equipment.
(8)    Flood Insurance. Receipt of flood zone determinations on all real property security and evidence of flood insurance if required by a Standard Flood Hazard Determination.

(9)    Risk Management Policy. A duly executed copy of the Risk Management Policy.

(10)    Payoff Letter. Evidence of payment by letter or other evidence satisfactory to Agent that the Company’s existing obligations to AgStar Financial Services, PCA have been or will be paid in full and that all collateral securing said obligations has been released.

(11)    Environmental Checklist. An environmental audit or report as Agent may require.

(B)    Conditions to Each Supplement. Lead Lender’s obligation to extend credit under each Supplement, including the initial Supplement, is subject to the conditions precedent that Agent receive, in form and content satisfactory to Agent, each of the following:

(1)    Supplement. A duly executed copy of the Supplement and all instruments and documents contemplated thereby.

(2)    Evidence of Authority. Such certified board resolutions, certificates of incumbency, and other evidence that Agent may require that the Supplement, all instruments and documents executed in connection therewith, and, in the case of initial Supplement hereto, this agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed.

(3)    Fees and Other Charges. All fees and other charges provided for herein or in the Supplement.

(4)    Evidence of Perfection, Etc. Such evidence as Agent may require that Agent, on behalf of Lead Lender and CoBank, has a duly perfected first priority lien on all security for the Company’s obligations, and that the Company is in compliance with Section 9(D) hereof.

Master Loan Agreement RI1304                                    -5-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

(C)    Conditions to Each Loan. Lead Lender’s obligation under each Supplement to make any loan to the Company thereunder is subject to the condition that no “Event of Default” (as defined in Section 12 hereof) or event which with the giving of notice and/or the passage of time would become an Event of Default hereunder (a “Potential Default”), shall have occurred and be continuing.

SECTION 8.    Representations and Warranties.

(A)    This Agreement. The Company represents and warrants to Lead Lender and Agent that as of the date of this agreement:

(1)    Compliance. The Company and, to the extent contemplated hereunder, each “Subsidiary” (as defined below), is in compliance with all of the terms of this agreement, and no Event of Default or Potential Default exists hereunder.

(2)    Subsidiaries. The Company has the following “Subsidiary(ies)” (as defined below): Lakefield Farmers Elevator, LLC and HLBE Pipeline Company, LLC. For purposes hereof, a “Subsidiary” shall mean a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are owned, directly or indirectly, by the Company.

(B)    Each Supplement. The execution by the Company of each Supplement hereto shall constitute a representation and warranty to Lead Lender and Agent that:

(1)    Applications. Each representation and warranty and all information set forth in any application or other documents submitted in connection with, or to induce Lead Lender to enter into, such Supplement, is correct in all material respects as of the date of the Supplement.

(2)    Conflicting Agreements, Etc. This agreement, the Supplements, all security and other instruments and documents relating hereto and thereto, and any Interest Rate Agreements (as defined below) (collectively, at any time, the “Loan Documents”), do not conflict with, or require the consent of any party to, any other agreement to which the Company is a party or by which it or its property may be bound or affected, and do not conflict with any provision of the Company’s bylaws, articles of incorporation, or other organizational documents. As used in this agreement, “Interest Rate Agreement” means any interest rate swap, hedge, cap, collar or similar agreement, including any master agreement published by the International Swap and Derivatives Association, Inc., between the Company and CoBank, designed to protect the Company from fluctuations in interest rates.

(3)    Compliance. The Company and, to the extent contemplated hereunder, each Subsidiary, is in compliance with all of the terms of the Loan Documents (including, without limitation, Section 9(A) of this agreement on eligibility to borrow from Lead Lender).

(4)    Binding Agreement. The Loan Documents create legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that

Master Loan Agreement RI1304                                    -6-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.

SECTION 9.    Affirmative Covenants. Unless otherwise agreed to in writing by Agent, while this agreement is in effect, the Company agrees to and with respect to Subsections 9(B) through 9(G), and Subsection 9(H)(6) hereof, agrees to cause each Subsidiary to:

(A)    Eligibility. Maintain its status as an entity eligible to borrow from Lead Lender.

(B)    Corporate Existence, Licenses, Etc. (1) Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its incorporation or formation; (2) qualify and remain qualified to transact business in all jurisdictions where such qualification is required; and (3) obtain and maintain all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or required by law, rule, regulation, ordinance, code, order, and the like (collectively, “Laws”).

(C)    Compliance with Laws. Comply in all material respects with all applicable Laws, including, without limitation, all Laws relating to environmental protection and any patron or member investment program that it may have. In addition, the Company agrees to cause all persons occupying or present on any of its properties, and to cause each Subsidiary to cause all persons occupying or present on any of its properties, to comply in all material respects with all environmental protection Laws.

(D)    Insurance. Maintain insurance with insurance companies or associations acceptable to Agent in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as Agent may request. All such policies insuring any collateral for the Company’s obligations to Lead Lender shall have mortgagee or lender loss payable clauses or endorsements in form and content acceptable to Agent. At Agent’s request, all policies (or such other proof of compliance with this Subsection as may be satisfactory to Agent) shall be delivered to Agent.

(E)    Property Maintenance. Maintain all of its property that is necessary to or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.

(F)    Books and Records. Keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles (“GAAP”) consistently applied.

(G)    Inspection. Permit Agent or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, and accounts, with its respective officers, directors, employees, and independent certified public accountants.

(H)    Reports and Notices. Furnish to Agent:

Master Loan Agreement RI1304                                    -7-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

(1)    Annual Financial Statements. As soon as available, but in no event more than 90 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries, prepared in accordance with GAAP consistently applied. Such financial statements shall: (a) be audited by independent certified public accountants selected by the Company and acceptable to Agent; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to Agent; (c) be prepared in reasonable detail and in comparative form; (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto; and (e) include unconsolidated schedules of the Company and its consolidated Subsidiaries.

(2)    Interim Financial Statements. As soon as available, but in no event more than 30 days after the end of each month, an unconsolidated balance sheet of the Company as of the end of such month, an unconsolidated statement of income for the Company, for such period and for the period year to date, and such other interim statements as Agent may specifically request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and, if required by written notice from Agent, certified by an authorized officer or employee of the Company acceptable to Agent.

(3)    Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of an Event of Default or a Potential Default.

(4)    Notice of Non-Environmental Litigation. Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Company or any Subsidiary which, if determined adversely to the Company or any such Subsidiary, could have a material adverse effect on the financial condition, properties, profits, or operations of the Company or any such Subsidiary.

(5)    Notice of Environmental Litigation, Etc. Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company or any Subsidiary to undertake or to contribute to a cleanup or other response under environmental Laws, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.

(6)    Operating Agreement and Articles. Notification of any change in the Company’s operating agreements or articles of organization, or Risk Management Policy, or membership and marketing agreements (or like documents), and promptly after any change, copies of all such changes, certified by the Company’s Secretary.

(7)    Compliance Certificates. Together with each set of financial statements furnished to Agent pursuant to Subsection (1) hereof and, if applicable, Subsection (2) hereof, a certificate of an officer or employee of the Company acceptable to Agent, in the form attached as Exhibit “A” hereto:

Master Loan Agreement RI1304                                    -8-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

(a) certifying that no Event of Default or Potential Default occurred during the period covered by such statement(s) or, if an Event of Default or Potential Default occurred, a description thereof and of all actions taken or to be taken to remedy same; and (b) setting forth calculations showing compliance with the financial covenants set forth in Section 10 hereof.

(8)    Other Information. Such other information regarding the condition or operations, financial or otherwise, of the Company or any Subsidiary as Agent may from time to time reasonably request, including but not limited to copies of all pleadings, notices, and communications referred to in Subsections 9(H)(4) and (5) above.

(I)    Company Post-Closing Mortgage and Title Policy.

(1)    On or before December 1, 2014, provide Agent with:

(a)    the recorded Mortgage granting to Agent, on behalf of Lead Lender and CoBank, a first lien (subject only to exceptions approved in writing by Agent) on the Company Property; and

(b)    the Title Policy, which is subject only to exceptions approved in writing by Agent, together with such endorsements as may be reasonably requested by Agent. The Company agrees to fully cooperate with Agent and to provide any information and/or documentation required by Agent and/or the Title Company to allow the Title Company to issue the Title Policy in form and substance satisfactory to Agent.

(2)    The Company agrees to pay 100% of the cost of Title Policy and recording the Mortgage, including any mortgage registration tax, and also agrees that if, for any reason, the Title Policy is not issued to Agent, on behalf of Lead Lender and CoBank, by December 1, 2014, or such later date as may be agreeable to Agent, then an “Event of Default” shall be deemed to have occurred under this agreement.

(J)    Assignment of Contracts. As requested, provide Agent with an assignment of contracts pertinent to the on-going operation of the Company's facilities within 30 days of such request from Agent.

SECTION 10.    Negative Covenants. Unless otherwise agreed to in writing by Agent, while this agreement is in effect the Company will not:

(A)    Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services (including capitalized leases), except for: (1) debt to Lead Lender and/or Agent; (2) accounts payable to trade creditors incurred in the ordinary course of business; (3) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; and (4) debt of the Company to other lenders or finance companies in an aggregate amount not to exceed $3,300,000.00.

Master Loan Agreement RI1304                                    -9-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

(B)    Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, “Liens”). The forgoing restrictions shall not apply to: (1) Liens in favor of Lead Lender and/or Agent; (2) Liens for taxes, assessments, or governmental charges that are not past due; (3) Liens and deposits under workers’ compensation, unemployment insurance, and social security Laws; (4) Liens and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business as conducted on the date hereof; (5) Liens imposed by Law in favor of mechanics, materialmen, warehousemen, and like persons that secure obligations that are not past due; (6) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and (7) Liens in favor of other lenders or finance companies to secure indebtedness permitted hereunder.

(C)    Mergers, Acquisitions, Etc. Merge or consolidate with any other entity or acquire all or a material part of the assets of any person or entity, or form or create any new Subsidiary or affiliate, or commence operations under any other name, organization, or entity, including any joint venture.

(D)    Transfer of Assets. Sell, transfer, lease, or otherwise dispose of any of its assets, except in the ordinary course of business.

(E)    Loans and Investments. Make any loan or advance to any person or entity (including the Company’s consolidated Subsidiaries), or purchase any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in any person or entity, or form or create any partnerships or joint ventures except: (1) trade credit extended in the ordinary course of business; and (2) loans or advances by the Company to Agrinatural Gas, LLC in an aggregate principal amount not to exceed $3,050,000.00 at any one time outstanding.

(F)    Contingent Liabilities. Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company’s business.

(G)    Change in Business. Engage in any business activities or operations substantially different from or unrelated to the Company’s present business activities or operations.

(H)    Dividends, Etc. Declare or pay any dividends, or make any distribution of assets to the members/owners, or purchase, redeem, retire or otherwise acquire for value any equity, or allocate or otherwise set apart any sum for any of the foregoing, except that for each fiscal year of the Company, one or more distributions may be made to the Company's members/owners of up to an aggregate of 65% of the net profit (according to GAAP) for such fiscal year after Agent's receipt of of the audited

Master Loan Agreement RI1304                                    -10-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

financial statements for the pertinent fiscal year, provided that the Company has been and will remain in compliance with all of the covenants, terms and conditions of this Master Loan Agreement.

(I)Leases. Create, incur, assume, or permit to exist any obligation as lessee under operating leases or leases which should be capitalized in accordance with GAAP for the rental or hire of any real or personal property, except for: (1) railcar leases not to exceed an initial or extended term of sixty (60) months; (2) railcar leases with an initial or extended term in excess of sixty (60) months, but for 175 cars or less; and (3) operating leases, excluding railcar leases, which do not in the aggregate require the Company to make scheduled payments to the lessors in any fiscal year of the Company in excess of $100,000.00.

SECTION 11.    Financial Covenants. Unless otherwise agreed to in writing, while this agreement is in effect:

(A)    Working Capital. The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 9(H) hereof an excess of unconsolidated current assets over unconsolidated current liabilities (both as determined in accordance with GAAP consistently applied) of not less than $8,000,000.00, except that in determining unconsolidated current assets, any amount available under the Revolving Term Loan Supplement (less the amount that would be considered a current liability under GAAP if fully advanced) hereto may be included.

(B)    Net Worth. The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 9(H) hereof an excess of unconsolidated total assets over unconsolidated total liabilities (both as determined in accordance with GAAP consistently applied) of not less than $32,000,000.00, plus any amount of the subordinated convertible debt converted to capital units per the notice of redemption dated May 2, 2014.

(C)    Debt Service Coverage Ratio. The Company will have at the end of each fiscal year of the Company a “Debt Service Coverage Ratio” (as defined below) of not less than 1.15 to 1.00. For purposes hereof, the term “Debt Service Coverage Ratio” shall mean the following (all as calculated on an unconsolidated basis for the most current year end in accordance with GAAP consistently applied): (1) net income (after taxes), plus depreciation and amortization, minus non-cash dividends/income received, minus extraordinary gains (+ losses), minus gain (+ loss) on asset sale; divided by $4,000,000.00.

SECTION 12.    Events of Default. Each of the following shall constitute an “Event of Default” under this agreement:

(A)    Payment Default. The Company should fail to make any payment required under this agreement or any other Loan Document when due, or should fail to purchase any equity in CoBank and/or Lead Lender or Lead Lender’s parent Association as and when required by the Capital Plan and/or Bylaws of CoBank and/or Lead Lender or its parent Association.

Master Loan Agreement RI1304                                    -11-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

(B)    Representations and Warranties. Any representation or warranty made or deemed made by the Company herein or in any Supplement, application, agreement, certificate, or other document related to or furnished in connection with this agreement or any Supplement, shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.

(C)    Certain Affirmative Covenants. The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with Sections 9(A) through 9(H)(2), 9(H)(6) , 9(H)(7), 9(I) or any reporting covenant set forth in any Supplement hereto, and such failure continues for 15 days after written notice thereof shall have been delivered by Agent to the Company.

(D)    Other Covenants and Agreements. The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with any other covenant or agreement contained herein or in any other Loan Document or shall use the proceeds of any loan for an unauthorized purpose.

(E)    Cross-Default. The Company should, after any applicable grace period, breach or be in default under the terms of any other agreement between the Company and Lead Lender or Agent, or between the Company and any affiliate of Lead Lender or Agent, including without limitation Farm Credit Leasing Services Corporation.

(F)    Other Indebtedness. The Company or any Subsidiary should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.

(G)    Judgments. A judgment, decree, or order for the payment of money shall be rendered against the Company or any Subsidiary and either: (1) enforcement proceedings shall have been commenced; (2) a Lien prohibited under Section 10(B) hereof shall have been obtained; or (3) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

(H)    Insolvency, Etc. The Company or any Subsidiary shall: (1) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (2) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (3) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (4) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction.

Master Loan Agreement RI1304                                    -12-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

(I)    Material Adverse Change. Any material adverse change occurs, as reasonably determined by Agent, in the Company’s financial condition, results of operation, or ability to perform its obligations hereunder or under any instrument or document contemplated hereby.

(J)    Revocation of Guaranty. Any guaranty, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Company’s obligations hereunder and under any Supplement shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof (the “Guarantor”), or the Guarantor shall deny any further liability or obligation thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Guarantor shall breach or be in default under the terms of any other agreement with Lead Lender and/or Agent (including any loan agreement or security agreement), or a default set forth in Subsections (F) through (H) hereof shall occur with respect to the Guarantor.

SECTION 13.    Remedies. Upon the occurrence and during the continuance of an Event of Default or any Potential Default, Lead Lender shall have no obligation to continue to extend credit to the Company and may discontinue doing so at any time without prior notice. For all purposes hereof, the term “Potential Default” means the occurrence of any event which, with the passage of time or the giving of notice or both would become an Event of Default. In addition, upon the occurrence and during the continuance of any Event of Default, Lead Lender or Agent may, upon notice to the Company, terminate any commitment and declare the entire unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this agreement, all Supplements, and the other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company. In addition, upon such an acceleration:

(A)    Enforcement. Lead Lender or Agent may proceed to protect, exercise, and enforce such rights and remedies as may be provided by this agreement, any other Loan Document or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of Lead Lender or Agent to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the foregoing, Agent may hold and/or set off and apply against the Company’s obligations to Lead Lender the proceeds of any equity in CoBank, ACB, Lead Lender or Lead Lender’s parent Association, any cash collateral held by Lead Lender or Agent, or any balances held by Lead Lender or Agent for the Company’s account (whether or not such balances are then due).

(B)    Application of Funds. Agent may apply all payments received by it to the Company’s obligations to Lead Lender in such order and manner as Agent may elect in its sole discretion.

In addition to the rights and remedies set forth above: (1) upon the occurrence and during the continuance of an Event of Default, then at Agent’s option in each instance, the entire indebtedness outstanding

Master Loan Agreement RI1304                                    -13-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

hereunder and under all Supplements shall bear interest from the date of such Event of Default until such Event of Default shall have been waived or cured in a manner satisfactory to Agent at 4.00% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan; and (2) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4.00% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan. All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 360 days.

SECTION 14.    Broken Funding Surcharge. Notwithstanding any provision contained in any Supplement giving the Company the right to repay any loan prior to the date it would otherwise be due and payable, the Company agrees to provide three Business Days’ prior written notice for any prepayment of a fixed rate balance and that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the fixed rate period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Company will pay to Agent a surcharge in an amount equal to the greater of: (A) an amount which would result in Lead Lender being made whole (on a present value basis) for the actual or imputed funding losses incurred by Lead Lender as a result thereof; or (B) $300.00. Notwithstanding the foregoing, in the event any fixed rate balance is repaid as a result of the Company refinancing the loan with another lender or by other means, then in lieu of the foregoing, the Company shall pay Agent a surcharge in an amount sufficient (on a present value basis) to enable Lead Lender to maintain the yield it would have earned during the fixed rate period on the amount repaid. Such surcharges will be calculated in accordance with methodology established by Lead Lender and Agent (copies of which will be made available to the Company upon request).

SECTION 15.    Complete Agreement, Amendments. This agreement, all Supplements, and all other instruments and documents contemplated hereby and thereby, are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by Agent and contained in a writing signed by or on behalf of Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event this agreement is amended or restated, each such amendment or restatement shall be applicable to all Supplements hereto.

SECTION 16.    Other Types of Credit. From time to time, Agent, on behalf of Lead Lender for the account of the Company, may issue letters of credit or extend other types of credit to back obligations owing by Company to third parties. In the event the parties desire to do so under the terms of this agreement, such extensions of credit may be set forth in any Supplement hereto and this agreement shall be applicable thereto.

SECTION 17.    Applicable Law. Without giving effect to the principles of conflict of laws and except to the extent governed by federal law, the Laws of the State of Colorado, without reference to choice of law doctrine, shall govern this agreement, each Supplement and any other Loan Documents for which Colorado is specified as the applicable law, and all disputes and matters between the parties

Master Loan Agreement RI1304                                    -14-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

to this agreement, including all disputes and matters whatsoever arising under, in connection with or incident to the lending and/or leasing or other business relationship between the parties, and the rights and obligations of the parties to this agreement or any other Loan Documents by and between the parties for which Colorado is specified as the applicable law.

SECTION 18.    Notices. All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by telegram or facsimile transmission, or three days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Lead Lender, as follows:

AgStar Financial Services, FLCA
14800 Galaxie Avenue, Suite 205
Apple Valley, Minnesota 55124
Attention: Mr. Jason Johnson

Telephone: (952) 997-4060
Facsimile: (952) 997-4077

If to Agent, as follows:

For general correspondence purposes:
CoBank, ACB
P.O. Box 5110
Denver, Colorado 80217-5110

For direct delivery purposes, when desired:
5500 South Quebec Street
Greenwood Village, Colorado 80111-1914

Attention: Credit Information Services
Fax No.: (303) 224-6101
If to the Company, as follows: Heron Lake BioEnergy, LLC 91246 390th Avenue Heron Lake, Minnesota 56137-0077 Attention: Chief Financial Officer Fax No.: (507) 793-0078

SECTION 19.    Taxes and Expenses. To the extent allowed by law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained or employed by Lead Lender and/or Agent, and including any expenses of in-house counsel of Lead Lender and/or Agent) incurred by Lead Lender and/or Agent and any participants of Lead Lender in connection with the origination, administration, collection, and enforcement of this agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to Lead Lender, and any stamp, intangible, transfer, or like tax payable in connection with this agreement or any other Loan Document.

SECTION 20.    Effectiveness and Severability. This agreement shall continue in effect until: (A) all indebtedness and obligations of the Company under this agreement, all Supplements, and all other Loan Documents shall have been paid or satisfied; (B) Lead Lender has no commitment to extend

Master Loan Agreement RI1304                                    -15-
HERON LAKE BIOENERGY, LLC
Heron Lake, Minnesota

credit to or for the account of the Company under any Supplement; and (C) either party sends written notice to the other terminating this agreement. Any provision of this agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

SECTION 21.    Successors and Assigns. This agreement, each Supplement, and the other Loan Documents shall be binding upon and inure to the benefit of the Company and Lead Lender and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this agreement, any Supplement or any other Loan Document without the prior written consent of Agent.

SECTION 22.    Participations, Etc. From time to time, Lead Lender may sell to one or more banks, financial institutions, or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this agreement. However, no such participation shall relieve Lead Lender of any commitment made to the Company hereunder. In connection with the foregoing, Lead Lender may disclose information concerning the Company and its Subsidiaries, if any, to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. Patronage distributions in the event of a sale of a participation interest shall be governed by the Bylaws and Capital Plan of CoBank and/or Lead Lender or Lead Lender’s parent Association (as each may be amended from time to time). A sale of a participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing, and enforcement thereof). Lead Lender agrees to give written notification to the Company of any sale of a participation interest, which notification may be given by Agent.

SECTION 23.    Counterpart Signatures. This agreement, each Supplement and any other Loan Document may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers as of the date shown above.

AGSTAR FINANCIAL SERVICES, FLCA		HERON LAKE BIOENERGY, LLC
/a/ Robert Atwood		/s/ Steve A. Christensen
By:	Bob Atwood	By:	Steve A. Christensen

Title:	Mgr. Agency Desk and Team Leader	Title:	CEO

EXHIBIT A

Heron Lake BioEnergy, LLC
Compliance Certificate

As of Month Ended

This Certificate is delivered pursuant to the Master Loan Agreement dated ______________ (hereinafter referred to as the "Agreement") between Heron Lake BioEnergy, LLC (hereinafter referred to as "Company"), AgStar Financial Services and CoBank, ACB. Pursuant to Section 11 of the Agreement, all calculations hereunder shall be calculated on an unconsolidated basis. Terms used herein and defined in the Master Loan Agreement shall have their defined meanings when used herein.

Working Capital
Required not less than $8,000,000 at all time.
GAAP Current Assets	$0
(-) GAAP Current Liabilities	$0
	GAAP Working Capital	$0

plus: Unadvanced Portion of Revolving Term Facility (less the amount that would be considered a current liability under GAAP if fully advanced)		$0

	Adjusted Working Capital	$0
Compliance (Yes/No)

Net Worth
Required at all times not less than $32,000,000 plus any amount of the subordinated convertible debt converted to capital units per the notice of redemption dated May 2, 2014

Total Assets	$0
(-) Total Liabilities	$0

	Net Worth	$0

Compliance (Yes/No)

Debt Service Coverage Ratio (Fiscal Year End)
Required to be not less than 1.15:1.00

Net Income	$0
plus: Depreciation & Amortization	$0
less: Non-Cash Dividends/Income received	$0
less: Extraordinary Gain (plus losses)	$0
less: Gain (plus losses) on Asset Sale	$0
Available Cash		$0

divided by $4,000,000		$4,000,000
	DSC Ratio	0.00
Compliance (Yes/No)
PRINCIPAL FINANCIAL OFFICER'S CERTIFICATION

The undersigned hereby certifies he is a principal financial officer of the Company, that the foregoing is a correct statement of financial condition and compliance as of the month end stated above, and that, during such month, there existed at no time any condition or event which constituted an event or which, after notice or lapse of time or both, would constitute an event of default in the performance of any covenants contained in the Master Loan Agreement.

By:                          Title:                      Date: